Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Greenwood Street Trust	Fidelity Dynamic Buffered Equity ETF	02/14/2024	20
Fidelity Greenwood Street Trust	Fidelity Hedged Equity ETF	02/14/2024	20
Fidelity Greenwood Street Trust	Fidelity Hedged Equity Fund	05/04/2022	20
Fidelity Greenwood Street Trust	Fidelity Macro Opportunities Fund	02/09/2022	25
Fidelity Greenwood Street Trust	Fidelity Risk Parity Fund	02/09/2022	20
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Commodity Strategy Fund	11/08/2023	22.5
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Strategy Fund	11/08/2023	22.5
Fidelity Greenwood Street Trust	Fidelity SAI Convertible Arbitrage Fund	08/09/2023	70
Fidelity Greenwood Street Trust	Fidelity Yield Enhanced Equity ETF	02/14/2024	10
Variable Insurance Products Fund VI	Hedged Equity Portfolio	02/14/2024	20

Fidelity Diversifying Solutions LLC	FMR Investment Management (UK) Limited

By: /s/ Christopher J. Rimmer	By: /s/ Mark D. Flaherty
Name: Christopher J. Rimmer	Name: Mark D. Flaherty
Title: Treasurer	Title: Director

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